UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

Perini Corporation
(Exact name of registrant as specified in its charter)

Massachusetts                                                  1-6314                                                  04-1717070
(State or other jurisdiction                       (Commission file number)                           (I.R.S. Employer
of incorporation or ogranization)                                                                                 Identification No.)

73 Mt. Wayte Avenue, Framingham, Massachusetts 01701
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:    (508) 628-2000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 19, 2005, the Board of Directors of Perini Corporation (the “Company”) approved an increase in the annual compensation paid to the Company’s non-employee directors. The annual retainer fee for each non-employee director was increased from $25,000 per year to $40,000 per year. Each non-employee director may elect on an annual basis to receive all or a portion of his cash compensation in unrestricted common stock. In addition, each year, each non-employee director will be granted 1,000 unrestricted shares of the Company’s common stock. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

No changes were made to the non-employee directors’ compensation with respect to attendance at Board of Directors’ meetings or Board committee meetings. Each non-employee director receives $900 per Board meeting attended in person and $300 per meeting attended telephonically. Each non-employee director serving on the Audit Committee receives $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an additional retainer fee of $10,000 per year. Each non-employee director serving on the Compensation Committee and the Corporate Governance and Nominating Committee receives $900 per meeting attended in person and $300 per meeting attended telephonically.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

                                                                       Perini Corporation

Dated: May 25, 2005                                      By: /s/Michael E. Ciskey
                                                                             Michael E. Ciskey
                                                                             Vice President and Chief Financial Officer